EXHIBIT 99.1

CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires Food 4 Less Grocery Store-Anchored Shopping Center in California

CINCINNATI, OH, July 9, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of Boronda Plaza, a 93,071 square foot shopping center anchored by a Food 4 Less grocery store, a subsidiary of Kroger. Boronda Plaza is located in Salinas, California, the county seat of Monterey County. This acquisition further diversifies the portfolio as it is the first Food 4 Less grocery store-anchored property acquired by the Company.  Boronda Plaza is currently 98 percent occupied. When combined with the Food 4 Less lease, 68 percent of the rents for the shopping center are derived from national tenants.

The acquisition of Boronda Plaza brings the Company’s total portfolio to 47 properties with 19 leading grocers in 18 states, with a portfolio aggregate purchase price of approximately $673 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of July 9, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 47 grocery-anchored shopping centers totaling approximately 4.95 million square feet.  For more information on the Company, please visit the website at www.phillipsedison-arc.com.

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